Exhibit 8.1

March 6, 2014

Wells Fargo & Company,

   420 Montgomery Street,

     San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $18,100,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due March 6, 2019 as described in the Company’s Pricing Supplement No. 408 dated February 24, 2014 (“Pricing Supplement 408”) and in Pricing Supplement No. 411 dated March 3, 2014 (“Pricing Supplement 411”), each to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 408 and in Pricing Supplement 411.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 408 and in Pricing Supplement 411 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP